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The Home Depot, Inc.

Senior Officers' Bonus Pool Plan
(SOBP)


I.   Purpose

The Home Depot, Inc. Senior Officers' Bonus Pool Plan (the "Plan") which, subject to approval by the Company's stockholders, shall be effective as of January 29,1996. The Plan is designed to provide a total cash compensation package for the Chief Executive Officer ("CEO") and President ("COO") of The Home Depot, Inc. (the "Company"), that is consistent with the Company's philosophy of "pay for performance". Payments pursuant to this Plan are intended to qualify under Section 162(m)(4)(c) of the Internal Revenue Code of 1986, as amended, as excluded from the term "applicable employee remuneration".

1.   Administration

 The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee shall be composed of not less than three (3) Disinterested Persons (as defined by Section 162(m)), each of whom shall be appointed by and serve at the pleasure of the Board of Directors.

The Committee shall have full discretionary authority in all matters relating to the discharge of its responsibilities and the exercise of its authority under the Plan. It is the intent of the Plan that the decisions of the Committee and its action with respect to the Plan shall be final, binding and conclusive.

2.   Eligibility

The Plan is designed exclusively for the CEO and COO. No other members of Senior Management are eligible to participate in the Plan.

3.   Funding and Allocation of Bonus

The Plan allows the CEO and COO collectively to earn a bonus equal to ten per-cent (10%) of the Company's net earnings in excess of a threshold amount, which threshold amount will be automatically established each year at the prior year's net earnings (the "Earnings

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Threshold").  For fiscal years 1996, 1997, 1998, 1999
and 2000, the maximum amount awardable under the Plan in any one year is Four Million Dollars ($4,000,000). Monies payable from the Plan are to be shared by the CEO and COO at the ratio of fifty percent (50%) each.

4.   Deferral Elections

The Committee may, at its option, establish procedures pursuant to which the participants are permitted to defer the receipt of bonuses payable hereunder.

5.   Plan Term

The Plan term is five (5) years to include the fiscal years 1996, 1997, 1998, 1999 and 2000.

6.   Plan Amendment or Termination

The Board of Directors may discontinue the Plan at any time and may, from time to time, amend or revise the terms of the Plan as permitted by applicable statutes; provided, however, that no such discontinuance, amendment or revision shall materially adversely affect any right or obligation with respect to any award theretofore made.